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                                                                    EXHIBIT 11


                                  ARQULE, INC.
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    STATEMENT REGARDING COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                          THREE MONTHS       NINE MONTHS
                                                                               ENDED            ENDED
                                                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                                               1996             1996
                                                                          -------------------------------

Net loss (unaudited)                                                          $(1,437)        $(2,191)
                                                                              =======================

Weighted average shares outstanding (unaudited):
    Common stock                                                                  523             523
    Assumed conversion of preferred stock                                       6,220           6,216
    Shares issuable pursuant to SAB 83 using the treasury stock method              0             471
                                                                              -----------------------
        Total shares                                                            6,743           7,210
                                                                              =======================

Unaudited pro forma net loss per share                                        $ (0.21)         $(0.30)
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